EXHIBIT 10.1

Western Midstream Partners, LP
US INCENTIVE
COMPENSATION PROGRAM (US ICP)
(February 10, 2020)

PURPOSE

The Western Midstream Partners, LP US Incentive Compensation Program (the “Program”) is adopted by Western Midstream Holdings, LLC (the “Company”) to provide eligible employees of Western Midstream Services, LLC and its applicable affiliates (the “Employer”) with the opportunity to earn an annual incentive (an “Award”). Awards are based on the achievement of performance goals that are intended to focus Participants (as defined below) on (1) business objectives of Western Midstream Partners, LP (the “Partnership”) and (2) a Participant’s individual objectives.

ELIGIBILITY/PARTICIPATION

All regular, full-time and part-time exempt employees in the grade levels designated by management of the Company (“Management”) who are employees during the Performance Period (as defined below) and who are not participating in any other annual incentive programs are eligible to participate in the Program. The employees selected by Management to participate in the Program are referred to herein as “Participants”.

PERFORMANCE PERIOD

The performance period shall be the period for which the performance objectives applicable to an Award are measured, which unless otherwise determined for an Award, shall be the one-year period beginning on January 1 of a given year and ending on December 31 of that same year (the “Performance Period”).

PERFORMANCE MEASURES/OBJECTIVES

The Program Administrator (as defined below), in its sole discretion, will determine the performance objective or objectives applicable to any potential Award or portion thereof, which may include Partnership and/or individual performance goals and objectives or a combination thereof to be determined from time to time (“Performance Metrics”).

AWARD LEVELS

A target award shall be established at the beginning of each Performance Period for each Participant, which is a dollar amount equal to a percentage of the Participant’s annual base salary or wages. Individual target Award levels may reflect variations in job function and scope and the potential impact the Participant has on the Partnership’s business priorities. Award minimums and maximums may also be established for each Performance Period for performance achievement below and above target performance. Award opportunity levels corresponding to the minimum, target and maximum levels of performance may vary by Participant.

PAYMENT OF AWARDS

The amount of an Award earned and payable under the Program shall be determined by evaluating performance against Performance Metrics for the applicable Performance Period, and the actual amount paid with respect to an Award may be higher or lower than a Participant’s target Award. The Program Administrator shall evaluate satisfaction of all Performance Metrics and determine Award payment amounts. Notwithstanding anything to the contrary contained herein, in determining the payment amount of each Award, the Program Administrator may reduce (including a reduction of the payment to $0) the amount that may otherwise be earned and payable with respect to such Award if, in its sole discretion, it determines that such reduction or elimination is appropriate. The Program Administrator may also determine to award a higher amount to any Participant if it determines to do so in its discretion.

Awards are generally expected to be paid no later than the thirty first day of the third month following the end of the Performance Period. Awards shall be paid in a lump sum cash payment, unless otherwise determined by the Program Administrator. All applicable taxes and withholdings shall be deducted from Award payments in accordance with federal, state and local regulations.

TERMINATION OF EMPLOYMENT
Except as provided otherwise below, a Participant must be actively employed on the Award payment date in order to receive payment. If a Participant terminates employment prior to the Award payment date and: (i) such termination is due to disability (as determined by the Program Administrator, in its sole discretion), or (ii) such termination is due to death, or (iii) such termination is for any reason other than cause and the Participant completed at least six full months of service during the Performance Period, in each case, the Award may, in the discretion of the Program Administrator, be pro-rated based on the number of days elapsed during the Performance Period until the termination date. In the event of death, the prorated Award may be paid to the Participant’s beneficiary, as designated under the Company’s basic life insurance plan.

Notwithstanding the above, as described more fully below, the Program Administrator in its sole discretion, may amend, alter, modify, suspend, change, discontinue or terminate this Program and outstanding unvested Awards at any time, in any manner and for any Performance Period, without the consent of any Participant.

AWARD PAYMENT UNDER VARIOUS EMPLOYMENT CONDITIONS

The Program Administrator may determine, or may delegate the determination of, eligibility for Awards and any payment of Awards to Participants who enter or exit employment, go out on or return from an approved leave of absence or who are promoted during a Performance Period.

The Program Administrator may, in its sole discretion, waive any requirements for payment as specified above in certain, special situations, such as a plant or asset shutdown. Notwithstanding the foregoing, under no circumstances will an Award or any part thereof be paid to a Participant who is terminated for cause prior to the Award payment date.

If a Participant is on an approved leave of absence (including Military Leave) during the Performance Period, any Award may be pro-rated. Additionally, any Award may be pro-rated for Participants hired during the Performance Period.

If an employee is promoted during a Performance Period, and such change warrants a change in eligibility from the Company’s Annual Incentive Program (“AIP”) into the Program, such employee will only participate in the Program for the Performance Period, as well as any subsequent years in which the employee is in a Program-eligible grade. Conversely, if an employee is demoted during a Performance Period, and such change warrants a change in eligibility from the Program into the AIP, such employee will only participate in the AIP for the Performance Period, as well as any subsequent years in which the employee is in an AIP-eligible grade.

PROGRAM CHANGES DUE TO COMPANY ACTIVITY

Acquisitions, divestitures, mergers, significant corporate changes and/or extraordinary events involving the Company may require changes or amendments (including reduction, elimination or termination) to outstanding Awards and/or an applicable Performance Period’s targets, minimums, maximums, Performance Metrics and/or Award opportunities. In such cases, any changes or amendments shall be presented to the Program Administrator for approval.
PROGRAM ADMINISTRATOR

The “Program Administrator” shall be the Company’s Board of Directors (the “Board”) with respect to any officers of the Company, including any individual who is subject to reporting requirements under Section 16 of the Securities and Exchange Act of 1934, as amended (“Officers”). With respect to all other employees, the “Program Administrator” shall be any of the Company’s Chief Executive Officer, Chief Financial Officer, any member of the Company’s executive leadership as may be delegated authority by the Board; provided, that the Board may, at any time, elect to act in whole or in part in the capacity of the Program Administrator. The Program Administrator has sole discretion over the Program and may delegate any or all actions under the Program to a committee of the Board or one or more of the officers of the Company; provided that the Compensation Committee of the Board (“Compensation Committee”) may not delegate its authority as Program Administrator with respect to Officers other than to an independent Compensation Committee. If the Program Administrator delegates any authority for the administration of the Program, the term “Program Administrator” will include the individuals delegated such authority with respect to such authority. The decisions of the Program Administrator with respect to the Program (including but not limited to questions of construction, interpretation and administration) shall be final, conclusive and binding on all persons having an interest in or under the Program. Any determination made by the Program Administrator shall be given the maximum deference permitted by law in the event it is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

PROGRAM CONTINUATION

The Company expects and intends to continue the Program but does not guarantee any specific levels of Award payments or the continuation of any Award payments. The Company, through action of the Program Administrator in its sole discretion, reserves the right to amend, alter, modify, suspend, change, discontinue or terminate this Program and any outstanding unvested Awards at any time, in any manner and for any Performance Period, without the consent of any Participant.

GOVERNING LAW

The Program is subject to compliance with all applicable federal and state laws, rules and regulations. The Program and all related documents shall be governed by, and construed in accordance with the laws of the state of Texas. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Program shall continue in effect.

NO RIGHT TO EMPLOYMENT

Nothing contained in the Program (or in any other documents relating to the Program or to any Award) shall confer upon any Participant any right to continue in the employ or other service of any entity within the Employer or any of its affiliates or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Employer or any of its affiliates to change such Participant’s compensation or other benefits or to terminate the employment of such Participant, with or without cause.

FUNDING OF THE PROGRAM

Unless otherwise determined by the Program Administrator, the Program shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Program shall not establish any fiduciary relationship between the Company or any subsidiary and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the Program, such rights shall be no greater than the rights of an unsecured general creditor.

Awards from the Program shall not be considered as compensation for the purposes of any benefit plans or programs of the Company, except as specifically set forth otherwise in a formal plan document.

SECTION 409A

The Company intends that the Program shall be interpreted, construed and administered in accordance with the applicable requirements of Section 409A of the Code and related Department of Treasury guidance thereunder (together, “Section 409A”). Notwithstanding the foregoing or any provision of the Program to the contrary, in the event that the Program Administrator determines that any Award may become subject to income inclusion under Section 409A, the Program Administrator may adopt such amendments to the Program or take any other actions (including amendments and actions with retroactive effect), that the Program Administrator determines are necessary or appropriate to avoid such income inclusion, including without limitation, actions intended to (a) exempt the Award from Section 409A, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this section shall create any obligation on the part of the Company to adopt any such amendment or take any other such action or any liability for any failure to do so. In no event shall the Company or any of its affiliates have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A or similar provisions of state law.

In the event that that any Award provides for the deferral of compensation and is subject to Section 409A, and any termination of employment constitutes a payment event with respect to such Award, such termination of employment must also constitute a “separation from service” within the meaning of Section 409A. In the event that any Award provides for the deferral of compensation and is subject to Section 409A, and if a change in control of the Company or any affiliate thereof constitutes a payment event with respect to such Award the transaction or event with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5), to the extent required to comply with Section 409A. In the event that any Award provides for the deferral of compensation and is subject to Section 409A, the time of payment of this Award shall not be accelerated, except as permitted under Treasury Regulation Section 1.409A-3(j)(4). If any Participant is a “specified employee” within the meaning of Section 409A as of the date of his or her termination of employment and the Company determines that immediate payment of any amounts or benefits under this Program would cause a violation of Section 409A, then any amounts or benefits which are payable under this Program upon such Participant’s “separation from service” within the meaning of Section 409A that: (i) are subject to the provisions of Section 409A; (ii) are not otherwise exempt under Section 409A; and (iii) would otherwise be payable during the first six (6)-month period following such separation from service, shall be paid, without interest, on the first business day following the earlier of: (1) the date that is six months and one day following the date of such separation from service; or (2) the date of such Participant’s death. Each payment or amount due to any Participant under this Program shall be considered a separate payment for purposes of Section 409A, and any Participant’s entitlement to a series of payments under this Program is to be treated as an entitlement to a series of separate payments.